Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and Product Supplement No. 4-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated February 4, 2014; Rule 433

$
Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 4 Reference Stocks due February 25, 2015

General

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The notes are designed for investors who seek a return of 1.5 times the appreciation of an equally weighted basket of 4 Reference Stocks, up to a maximum return on the notes of at least 25.575% at maturity. Investors should be willing to forgo interest and dividend payments and, if the arithmetic average of the Basket Closing Levels on 5 trading days near the end of the term of the notes is less than the Starting Basket Level, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 25, 2015*
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	The notes are expected to price on or about February 7, 2014 and are expected to settle on or about February 12, 2014.

Key Terms

Basket:	The Basket consists of 4 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.
Upside Leverage Factor:	1.5
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by 1.5, subject to the Maximum Return. Accordingly, if the Ending Basket Level is greater than the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × 1.5), subject to the Maximum Return

If the Ending Basket Level is equal to the Starting Basket Level, you will receive the principal amount of your notes at maturity.

Your investment will be fully exposed to any decline in the level of the Basket. If the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
You will lose some or all of your initial investment at maturity if the Ending Basket Level is less than the Starting Basket Level.
Maximum Return:	At least 25.575%. For example, if the Basket Return is equal to or greater than 17.05%, you will receive the Maximum Return of 25.575%, which entitles you to a maximum payment at maturity of $1,255.75 per $1,000 principal amount note. The actual Maximum Return and the actual maximum payment at maturity will be provided in the pricing supplement and will not be less than 25.575% and $1,255.75 per $1,000 principal amount note, respectively.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates
Basket Closing Level:	The Basket Closing Level will be calculated on each Ending Averaging Date as follows: 100 × [1 + sum of (Stock Return of each Reference Stock on that Ending Averaging Date × 1/4)]
Stock Return:	With respect to each Reference Stock on each Ending Averaging Date:
Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, divided by the applicable Stock Adjustment Factor, as specified in “The Basket” on page TS-1 of this term sheet.
Final Stock Price:	With respect to each Reference Stock, on each Ending Averaging Date, the closing price of one share of that Reference Stock on that date
Stock Adjustment Factor:	With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Original Issue Date (Settlement Date):	February 12, 2014
Ending Averaging Dates*:	February 13, 2015, February 17, 2015, February 18, 2015, February 19, 2015 and February 20, 2015 (the “Final Ending Averaging Date”)
Maturity Date*:	February 25, 2015
CUSIP:	48126N3G0
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement no. 4-I

Investing in the Capped Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $960.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 4, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The Bloomberg ticker symbol and the issuers of the Reference Stocks, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
ENDP	Endo Health Solutions Inc.	The NASDAQ Stock Market (NASDAQ)	1/4	$
VRX	Valeant Pharmaceuticals International, Inc.	New York Stock Exchange (NYSE)	1/4	$
ACT	Actavis, Inc.	NYSE	1/4	$
MYL	Mylan Inc.	NASDAQ	1/4	$

*	The Initial Stock Price of each Reference Stock will be provided in the pricing supplement and is subject to adjustments.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 4 Reference Stocks	TS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment set forth below assumes a Maximum Return of 25.575% and reflects the Starting Basket Level of 100. The actual Maximum Return will be provided in the pricing supplement and will not be less than 25.575%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	25.575%
170.00	70.00%	25.575%
160.00	60.00%	25.575%
150.00	50.00%	25.575%
140.00	40.00%	25.575%
130.00	30.00%	25.575%
117.05	17.05%	25.575%
115.00	15.00%	22.500%
110.00	10.00%	15.000%
105.00	5.00%	7.500%
102.50	2.50%	3.750%
100.00	0.00%	0.000%
95.00	-5.00%	-5.000%
90.00	-10.00%	-10.000%
85.00	-15.00%	-15.000%
80.00	-20.00%	-20.000%
70.00	-30.00%	-30.000%
60.00	-40.00%	-40.000%
50.00	-50.00%	-50.000%
40.00	-60.00%	-60.000%
30.00	-70.00%	-70.000%
20.00	-80.00%	-80.000%
10.00	-90.00%	-90.000%
0.00	-100.00%	-100.000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 1.5 does not exceed the hypothetical Maximum Return of 25.575%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1.5) = $1,075

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130. Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% multiplied by 1.5 exceeds the hypothetical Maximum Return of 25.575%, the investor receives a payment at maturity of $1,255.75 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative, and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 4 Reference Stocks	TS-2

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by 1.5, up to the Maximum Return of at least 25.575%, for a maximum payment at maturity of at least $1,255.75 per $1,000 principal amount note. The Maximum Return will be provided in the pricing supplement and will not be less than 25.575%, and accordingly, the maximum payment at maturity will not be less than $1,255.75 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 4 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 4 Reference Stocks as set forth under “The Basket” on page TS-1 of this term sheet.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to loss if the Ending Basket Level is less than the Starting Basket Level. For every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket Closing Level, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be provided in the pricing supplement and will not be less than 25.575%.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co.’s and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 4 Reference Stocks	TS-3

business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of your notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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THE AVERAGING CONVENTION USED TO CALCULATE THE ENDING BASKET LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Basket from the pricing date to the Final Ending Averaging Date. Your ability to participate in the appreciation of the Basket may be limited by the 5-day-end-of-term averaging used to calculate the Ending Basket Level, especially if there is a significant increase in the Basket Closing Level on the Final Ending Averaging Date. Accordingly, you may not receive the benefit of the full appreciation of the Basket between the pricing date and the Final Ending Averaging Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 4 Reference Stocks	TS-4

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the closing prices of the Reference Stocks;
—	the time to maturity of the notes;
—	the correlation (or lack of correlation) in price movements among the Reference Stocks;
—	the dividend rate on the Reference Stocks;
—	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 4 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

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THE REFERENCES STOCKS INCLUDED IN THE BASKET ARE CONCENTRATED IN THE PHARMACEUTICAL INDUSTRY — Each of the stocks in the Basket has been issued by a company whose business is associated with the pharmaceutical industry. Because the value of the notes is determined by the performance of the Basket, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

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NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this term sheet. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

—	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 4 Reference Stocks	TS-5

will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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RISKS ASSOCIATED WITH NON-U.S. COMPANIES — An investment in the notes, which are linked in part to the common shares of Valeant Pharmaceuticals International, Inc. (which we refer to as “Valeant”) involves risks associated with the home country of Valeant (which is Canada). Non-U.S. companies, such as those organized in Canada, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. company ( i.e., Canada), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the common shares of Valeant are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares of Valeant in the different currencies and, as a result, will likely affect the market price of the common shares of Valeant trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the closing prices of the common shares of Valeant and accordingly, the market value of the notes. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the Canadian dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) interest rate and exchange rate volatility levels which impact currency bid/offer spreads; (iv) balance of payments; and (v) the extent of governmental surpluses or deficits in Canada and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Canada and the United States and other countries important to international trade and finance.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Maximum Return.

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The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stocks and the Basket

The graphs contained in this term sheet set forth the historical performance of the Reference Stocks from January 2, 2009 through January 31, 2014 as well as the Basket as a whole from January 2, 2009 through January 31, 2014. The graph of the historical Basket performance assumes the Basket Closing Level on January 2, 2009 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet. We obtained the closing prices in this term sheet from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the pricing date or any Ending Averaging Date. We cannot give you assurance that the performance of each Reference Stock will result in a positive return at maturity. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 2, 2009 through January 31, 2014. The following graph assumes the Basket Closing Level on January 2, 2009 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet.

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Endo Health Solutions Inc. (“Endo”)

According to its publicly available filings with the SEC, Endo is a specialty healthcare solutions company focused on branded and generic pharmaceuticals, devices and services. The common stock, par value $0.01 per share, of Endo is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Endo in the accompanying product supplement no. 4-I. Endo’s SEC file number is 001-15989.

Historical Information Regarding the Common Stock of Endo

The following graph sets forth the historical performance of the common stock of Endo based on the weekly closing price of one share of the common stock of Endo from January 2, 2009 through January 31, 2014. The closing price of one share of the common stock of Endo on February 3, 2014 was $65.88.

Valeant Pharmaceuticals International, Inc. (“Valeant”)

According to its publicly available filings with the SEC, Valeant, a Canadian company, is a multinational specialty pharmaceutical company that develops, manufactures, and markets a range of pharmaceutical and over-the-counter products and medical devices. The common shares, no par value, of Valeant are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Valeant in the accompanying product supplement no. 4-I. Valeant’s SEC file number is 001-14956.

Historical Information Regarding the Common Shares of Valeant

The following graph sets forth the historical performance of the common shares of Valeant based on the weekly closing price of one common share of Valeant from January 2, 2009 through January 31, 2014. The closing price of one common share of Valeant on February 3, 2014 was $133.36.

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Actavis, Inc. (“Actavis”)

According to its publicly available filings with the SEC, Actavis is an integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand, biosimilar and over-the-counter pharmaceutical products. The common stock, par value $0.0033 per share, of Actavis is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Actavis in the accompanying product supplement no. 4-I. Actavis’ SEC file number is 001-13305.

Historical Information Regarding the Common Stock of Actavis

The following graph sets forth the historical performance of the common stock of Actavis based on the weekly closing price of one share of the common stock of Actavis from January 2, 2009 through January 31, 2014. The closing price of one share of the common stock of Actavis on February 3, 2014 was $182.07.

Mylan Inc. (“Mylan”)

According to its publicly available filings with the SEC, Mylan is a global pharmaceutical company that develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals. The common stock, par value $0.50 per share, of Mylan is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Mylan in the accompanying product supplement no. 4-I. Mylan’s SEC file number is 001-09114.

Historical Information Regarding the Common Stock of Mylan

The following graph sets forth the historical performance of the common stock of Mylan based on the weekly closing price of one share of the common stock of Mylan from January 2, 2009 through January 31, 2014. The closing price of one share of the common stock of Mylan on February 3, 2014 was $43.65.

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JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked To an Equally Weighted Basket of 4 Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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